EXHIBIT 10.18

THE NATIONAL BANK AND TRUST COMPANY

Annual Incentive Plan

Amended and Restated Effective January 1, 2011

I.	Purpose and Background

The National Bank and Trust Company (the “Company”) previously adopted the National Bank and Trust Company Annual Incentive Plan (the “Plan”) to provide quarterly and annual cash incentive compensation opportunities to employees who are Participants (as defined below) based on the achievement of predetermined quarterly and annual financial, strategic, operating unit and/or individual performance objectives. Effective January 1, 2011, the Plan is amended and restated as provided in this document.

The Plan has been and continues to be a goal attainment incentive plan, which is based on the principle of “pay for performance”. Participants in Salary Grades 1 through 7 and Participants who are sales managers in Salary Grade 8 may receive quarterly payouts (“Quarterly Awards”) based on the achievement of the Operating Unit Performance Objectives and Individual Performance Objectives described in Article III(b)(2), and annual payouts (“Annual Awards” and, together with the Quarterly Awards, the “Awards”) based on Company Performance Objectives described in Article III(b)(1). Participants who are service managers in Salary Grade 8 and Participants in salary grades higher than Salary Grade 8 may only receive Annual Awards with respect to all performance objectives.

II.	Participation

(a)	Eligibility. All individuals who are regular full-time and regular part-time employees of the Company on January 1 of any calendar year (“Plan Year”) will be “Participants” for that Plan Year. The level of participation in the Plan is determined by job function and salary grade.

(b)	New Hires. In the event that an individual becomes an employee of the Company after January 1 of a Plan Year, the individual will become a Participant on the first day of the month following the individual’s date of hire and the individual’s Award for such Plan Year will be calculated on the base salary paid between the date of participation and the end of the quarter and/or Plan Year, as applicable.

(c)	Changes in Eligible Positions. If a Participant is promoted, demoted or transferred to a position with a different level of participation after January 1 of a Plan year, the Participant’s Award will be prorated for each level of participation using the base salary paid beginning on the first day of the month following the date of promotion, demotion or transfer.

III.	Awards

(a)	Terms and Conditions of Awards. For each Plan Year, the Company’s Chief Executive Officer (or the Chief Executive Officer’s designee) will establish the terms and conditions of each Participant’s Award for such Plan Year, including: (i) a “target” Award, expressed as a percentage of each Participant’s base salary (which need not be uniform among Participants); (ii) the performance objectives used to determine the amount payable with respect to an Award; (iii) the levels of achievement of these performance objectives, which may be achieved at “threshold”, “target” and “maximum” levels of performance; (iv) the weight of each performance objective; (v) the amount payable with respect to the Award; and (vi) such additional terms and conditions that are not inconsistent with this Plan. Notwithstanding the foregoing, the Board of Directors of NB&T Financial Group, Inc. (the “Board”), with the input and recommendations of the Board’s Compensation Committee (the “Committee”), will establish all terms and conditions of Awards granted to any employee of the Company who is an officer NB&T Financial Group, Inc. (“NBTF”) as defined in Rule16a-1(f) of the Securities Exchange Act of 1934 (the “Executive Officers”) and all Company Performance Objectives (as defined below).

(b)	Performance Objectives. The performance objectives used to determine the amount payable with respect to an Award may include any combination of the “Company Performance Objectives”, “Operating Unit Performance Objectives” and/or “Individual Performance Objectives” described below. As appropriate under Section III(a), the Chief Executive Officer or the Board, with the input and recommendations of the Committee, will establish “threshold”, “target” and “maximum” levels of achievement for each performance objective. Different performance objectives may be applied to individual Participants or to groups of Participants.

(i)	Company Performance Objectives. The Board, with the input and recommendations of the Committee, will establish “Company Performance Objectives” based on the performance of the Company or an affiliate, any business unit or department of the Company or an affiliate, or any combination of the foregoing. The Company Performance Objectives may include, without limitation, the following:

Performance Measure	Description
Net Operating Income	Income before income taxes and extraordinary items, plus the provision for loan losses, less net charge-offs plus bonus and related FICA taxes. Security gains and losses will be included in net operating income on a pro rated basis based on the average life of the securities sold.

Texas Ratio	Non-performing loans plus real estate owned, divided by tangible common equity capital plus loan loss reserves.

Efficiency Ratio	Non-interest expense divided by revenue.

Other	As determined by the Board

(ii)	Operating Unit and/or Individual Performance Objectives. The Board, with the input and recommendations of the Committee, will establish specific “Operating Unit Performance Objectives” and/or “Individual Performance Objectives” for each department and/or Participant prior to the start of each quarter and/or Plan Year that may represent items specific to a branch, such as deposit and/or account growth, or items specific to an individual Participant, such as number of sales calls made.

(c)	Amount Payable. The amount payable with respect to an Award will be determined as follows:

(i)	Quarterly Awards. At the conclusion of each quarter, the Board, with the input and recommendations of the Committee, will determine the level of achievement for the quarter of the relevant performance objectives and the amount payable with respect to Quarterly Awards based on the level of achievement and the “target” Awards of each Participant.

(ii)	Annual Awards. After each Plan Year, the Board, with the input and recommendations of the Committee, will determine the level of achievement for the Plan year of the relevant performance level and the amount payable with respect to Annual Awards based on the level of achievement and the “target” Award of each Participant. In its discretion, the Board may exclude any extraordinary or significant items (i.e., acquisition, divestitures, significant changes in accounting principles or tax laws, etc.) in determining the level of achievement of any performance objective.

For purposes of determining the amount payable with respect to an Award, achievement of the performance objectives between stated levels of performance will be interpolated by the Board.

(d)	Discretion. The Board, with the input and recommendation of the Committee, may reduce the amount payable with respect to an Award in its sole discretion.

IV.	Payment of Awards

(a)	Payment. The Company will pay any Quarterly Award in the month following the end of each quarter and Annual Awards by no later than March 15 of the Plan Year following the Plan Year in which the Annual Award was earned. Payment of Awards will be made in the form of a single lump-sum cash payment, less all applicable withholdings.

(e)	Conditions to Payment.

(i)	Award Thresholds. With respect to Participants who are service managers in Salary Grade 8 and Participants in salary grades above Salary Grade 8, the Company must have a Texas Ratio (as defined above) of 30% or lower (the “Award Threshold”) as of the end of the most recent Plan Year before any Award is paid for that Plan Year. For Participants in Salary Grades 1 through 7 and Participants who are sales managers in Salary Grade 8, Annual Awards will be paid only to the extent that the Award Threshold was achieved as of the end of the most recent Plan Year.

(ii)	Effect of Termination. A Participant must be employed on December 31st of the bonus year in order to receive payment with respect to an Award.

V.	Effect of Change in Control

If a Change in Control (as defined in the NB&T Financial Group, Inc. Amended and Restated 2006 Equity Plan) occurs during any Plan Year, all Awards under the Plan will be paid to each Participant on a pro-rata basis, less any previous payouts paid during the Plan Year, based on the extent to which the performance objectives for that Plan Year were satsified on the date of the Change in Control.

VI.	No Entitlement to Incentive Compensation

Participants are eligible to receive a payment under this Plan only upon attainment of certain performance objectives established under the Plan and after the approval of the level of achievement of the performance objectives by the Board, and subject to the other terms and conditions of the Plan.

VII.	Withholding

The Company will withhold all federal, state, or local taxes that the Company determines are required to be withheld from any Award payable under this Plan.

VIII.	Administration

(a)	Authority. The Plan will be administered by the Board, with the input and recommendation of the Chief Executive Officer and Committee as described herein. The Board will have full power and authority, to the extent not inconsistent with the Plan, to: (a) establish target Awards; (b) approve the performance objectives, the level of achievement of the performance objectives, the weight allocated to each performance objectives, the amount payable with respect to Awards, and the other terms and conditions with respect to Awards; (c) take any other action contemplated hereing; and (d) make any other determinations that the Committee deems necessary or desirable for the administration of the Plan.

(b)	Interpretation. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Board deems necessary or desirable. Any decision of the Board in the interpretation and administration of the Plan will be made in the Board’s sole discretion and will be final, conclusive and binding on all persons.

(c)	Delegation. The Board may delegate its administrative responsibilities to the Committee or any Company employee or group of employees; provided, however, that the Board may not delegate its authority to establish the terms, conditions and payments of Awards granted to any Executive Officer.

IX.	Amendment and Termination of Plan

The Board reserves the right to amend or terminate the Plan at any time with or without notice to Participants.

X.	Miscellaneous

(a)	Limitation of Rights. Neither the establishment of this Plan nor any amendment thereof will be construed as giving to any employee, beneficiary, or any other person any legal or equitable right against the Company or any affiliate, and their respective officers or directors except as expressly provided herein, and in no event will the terms of employment or service of any employee be modified or in any way affected hereby.

(b)	Contract of Employment. Nothing contained in the Plan will be construed to constitute a contract of employment between the Company and any of its employees or to constitute a right of an employee to be employed for any specified period of time by the Company or any affiliate, and nothing in the Plan will interfere in any way with the Company’s or any affiliate’s right to terminate the employment of any person at any time, with or without notice, and with or without cause, which right is expressly reserved.

(c)	Nonassignability of Benefits. Benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the employee, unless pursuant to court order, prior to actual receipt by the person entitled to the benefit under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable under this Plan is void. Neither the Company nor any affiliate is liable in any manner for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person entitled to benefits under this Plan.

(d)	Employees Bound. Any action with respect to the Plan taken by the Company or any action authorized by or taken at the direction of the Board will be conclusive upon all employees, beneficiaries, or any other person entitled to benefits under the Plan.

(e)	Waiver. No delay or failure by the Company, an employee, or any other person in exercising any right under the Plan, and no partial or single exercise of that right, will constitute a waiver of that or any other right.

(f)	Construction. Wherever any words are used herein in the masculine or neuter gender, they will be construed as though they were used in the feminine, masculine or neuter gender, as the context may require, and vice versa, and wherever any words are used herein in the singular form they will be construed as though they were also used in the plural form, as the context may require, and vice versa.

(g)	Severability. If any provision of this Plan will be held invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions thereof, and the Plan will be construed and enforced as if such provisions had not been included.

(h)	Governing Law. The laws of the State of Ohio (applied without regard to any conflicts of laws principles) will determine all questions arising with respect to the provisions of this Plan, except to the extent superseded by federal law.

(i)	Notice. Any notice to be delivered pursuant to the Plan will be given in writing and delivered, personally or by certified mail, return receipt requested, postage prepaid, addressed to the Company or to the employee at their last known addresses.

XI.	Clawback. If NBTF is required to prepare an accounting restatement due to the material noncompliance of NBTF with any financial reporting requirement under Generally Accepted Accounting Principles as determined by NBTF’s audit firm within three years after payout with respect to an Award, each Participant who is an Executive Officer will (and, for Participants other than Executive Officers, if required by the Board), reimburse the Company upon receipt of written notification for any excess incentive payment amounts paid under the Plan calculation(s) which were based on financial results required to be restated. In calculating the excess amount, the Committee will compare the calculation of the incentive payment based on the relevant results reflected in the restated financials compared to the same results reflected in the original financials that were required to be restated. The Company has the right to reduce a Participant’s future Award payouts should repayment by the Participant not occur.

XII.	Ethical Statement. Participants are subject to NBTF’s Code of Ethics. Any violations of the Code of Ethics may result in forfeiture of payments under this Plan.

IN WITNESS WHEREOF, the Board has adopted this amended and restated Annual Incentive Plan effective as of January 1, 2011.

The National Bank and Trust Company

By:
Timothy L. Smith

Its:	Chairman of the Board of Directors

APPROVED:

NB&T Financial Group, Inc.

By:

       Timothy L. Smith

Its: Chairman of the Board of Directors

EXHIBIT A

The following examples illustrates how an Annual Awards would be calculated

Annual Award (for Salary Grade 8 – Service Manager)

Target Award
Annual Base Salary	$60,000
Target Award (%)	15%
Target Award ($)	$9,000 (15% x 60,000)

Performance Objectives/Weighting
Company Performance	50% of Target Award ($4,500)
Operating Unit Performance	30% of Target Award ($2,700)
Individual Performance	20% of Target Award ($1,800)

Levels of Achievement
Threshold	50%
Target	100%
Maximum	150%

Actual Achievement
Company Performance	Target (100%)
Operating Unit Performance	Maximum (150%)
Individual Performance	Target (100%)

Calculation of Award
Company Performance	$4,500 (100% x $4,500)
Operating Unit Performance	$4,050 (150% x $2,700)
Individual Performance	$1,800 (100% x $1,800)

Total Award	$10,350